ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information	KCSA Strategic Communications
Company Contact:	Elizabeth Barker
Scott Francis (918) 251-9121	(212) 896-1203
ebarker@kcsa.com

ADDvantage Technologies to Acquire Two Turn-key Wireless Infrastructure Services Businesses – Fulton Technologies, Inc. and Mill City Communications, Inc.

BROKEN ARROW, Oklahoma, December 27, 2018 – ADDvantage Technologies Group, Inc. (NASDAQ:  AEY), today announced it has entered into an asset purchase agreement to acquire substantially all of the assets of Fulton Technologies, Inc. and Mill City Communications, Inc., (collectively, “Fulton”) for a total purchase price of $1.7 million. The transaction is expected to close in early January 2019. Upon closing, the assets will form a wholly-owned subsidiary of ADDvantage Technologies, operating under the name ‘Fulton Technologies’.

On December 17, 2018, ADDvantage Technologies announced its plans to launch a services business focused on providing wireless infrastructure services to the telecommunications market. Now, with the acquisition of Fulton, the Company will have a comprehensive wireless infrastructure services offering to enable it to rapidly start servicing this market. Pursuing an M&A strategy rather than organically building out this offering eliminates the need to invest a significant amount of time launching the business and provides the additional benefit of established and experienced operational teams, as well as pre-existing revenue streams from the major customers in the industry. The Company anticipates that the purchase price plus integration costs of Fulton would be similar to those it would have incurred to launch this services platform organically.

Fulton has a strong reputation in the wireless services industry and maintains solid contractual relationships with the four major U.S. wireless carriers, the national integrators and the original equipment manufacturers (“OEMs”) that support these wireless carriers.  The business provides turn-key wireless infrastructure services for wireless carriers across the Southwest, Midwest and Northern Plains regions.  These services consist of the installation and upgrade of technology on cell sites and the construction of new small cells for 5G. They will also include engineering, site acquisition and commissioning and integration services for cell sites.

Joe Hart, Chief Executive Officer, commented, “As we enter calendar 2019, we are focused on repositioning ADDvantage Technologies to participate in new growth opportunities within the Telco market. Fulton is a recognized name in the wireless carrier market and has multi-year service contracts with major U.S. carriers and OEMs to assist with the planned 5G rollout throughout the next ten years. Acquiring these assets, an experienced management team and great crews will allow us to broaden our offering in the wireless telecommunications market, increase our customer base and grow Telco segment sales.”

ADDvantage Technologies’ existing operations in the telecommunications market consist of its Nave Communications and Triton Datacom businesses. Nave Communications is a provider of quality refurbished telecommunication networking equipment, with services that include the repair, testing, and certification of equipment. Triton Datacom provides new and refurbished enterprise networking products, including desktop phones, enterprise switches and wireless routers to brokers and end-users across the U.S.

About ADDvantage Technologies Group, Inc.
ADDvantage Technologies Group, Inc. (NASDAQ:  AEY) supplies the cable television (Cable TV) and telecommunications industries with a comprehensive line of new and used system-critical network equipment and hardware from a broad range of leading manufacturers. The equipment and hardware ADDvantage distributes is used to acquire, distribute, and protect the communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including television programming, high-speed data (Internet) and telephony. Through the planned acquisition of Fulton, the Company plans to provide turn-key wireless infrastructure services, such as the installation and decommissioning of equipment on cell sites, for wireless carriers, integrators supporting the wireless carriers, and equipment manufacturers.  In addition, ADDvantage operates a national network of technical repair centers focused primarily on Cable TV equipment and recycles surplus and obsolete Cable TV and telecommunications equipment.
ADDvantage operates through its subsidiaries, Tulsat, Tulsat-Atlanta, Tulsat-Texas, NCS Industries, ComTech Services, Nave Communications and Triton Datacom. For more information, please visit the corporate web site at www.addvantagetechnologies.com.

The information in this announcement may include forward-looking statements.  All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements.  These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements.  A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.